As filed with the Securities and Exchange Commission on April 25, 1997
                                                     Registration No. 33-93722

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                         POST-EFFECTIVE AMENDMENT NO. 3
                             to Form S-1 On Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)

         Canada                      1311                      Not applicable
(State of incorporation)   (Primary standard industrial       (I.R.S. employer
                            classification code number)      identification no.)

17304 Preston Road, Suite 200                      PHIL RYKHOEK, C.F.O.
   Dallas, Texas  75252                           Denbury Resources Inc.
      (972) 713-3000                           17304 Preston Rd., Suite 200
(Address and telephone number                      Dallas, Texas  75252
 of Registrant's principal              (972) 713-3000; Facsimile (972) 713-3051
   executive offices)                       (Name, address and telephone number
                                                   of Agent for Service)
                                   Copies to:

                                DONALD W. BRODSKY
                               DEIDRE L. TREADWELL
                              Jenkens & Gilchrist,
                           A Professional Corporation
                           1100 Louisiana, Suite 1800
                                Houston, TX 77002
                    (713) 951-3300; Facsimile: (713) 951-3314

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[GRAPHIC OMITTED]


                             DENBURY RESOURCES INC.

                              705,642 Common Shares
                     150,000 Common Share Purchase Warrants

     Denbury   Resources  Inc.  (the  "Company"  or  "Denbury")  is  a  Canadian
corporation engaged in the business of oil and natural gas exploration, development and production in the states of Mississippi, Louisiana and Texas through its indirectly wholly owned subsidiary, Denbury Management, Inc. ("Denbury Management"), a Texas corporation. The dollar disclosures contained herein are reported in U.S. dollars unless otherwise noted and all share information contained in this prospectus has been adjusted to reflect a one-for-two reverse split of the Common Shares, effective on October 10, 1996.

     This Prospectus relates to the resale from time to time by shareholders ("Selling Shareholders") of up to 555,642 common shares (the "Common Shares") of the Company acquired by the Selling Shareholders upon the exercise of 555,642 Special Warrants. The Special Warrants were issued to a limited number of accredited investors pursuant to exemptions from the registration and prospectus delivery requirements under applicable Canadian and U.S. laws. Each Special Warrant entitled the holder thereof to acquire one Common Share at no additional cost, based upon the terms and conditions set forth in the warrant indenture. The gross cash proceeds to the Company from the sale of the Special Warrants, $2,750,000, have already been received by the Company. The Company will not receive any proceeds from the sale of these securities. Of the Common Shares issued upon the exercise of the Special Warrants, 29,036 were issued to Southcoast Capital Corporation pursuant to an Agency Agreement with the Company in payment of their fee for the placement of the Special Warrants.

     This Prospectus also relates to the resale of 150,000 Common Share Purchase Warrants and the 150,000 Common Shares to be issued upon exercise of the 150,000 Common Share Purchase Warrants. The 150,000 Common Share Purchase Warrants were issued to Internationale Nederlanden (U.S.) Capital Corporation ("INCC") effective May 5, 1995, as part of the consideration for the extension of credit by INCC to Denbury Management. Each Common Share Purchase Warrant entitles INCC to acquire one Common Share for Cdn. $8.40 at any time within five years of issuance.

     The Common Shares may be offered from time to time by the Selling Shareholders, a limited number of United Stated and Canadian institutional investors and one individual, who have acquired them upon exercise of the Special Warrants and who will acquire them upon exercise of the Common Share Purchase Warrants. Common Share Purchase Warrants may also be offered from time to time by INCC.

     Since the beginning of this offering, 518,572 Common Shares have been sold by the selling shareholders, including 75,000 Common Shares issued to INCC on the exercise of 75,000 Common Share Purchase Warrants. Thus, 187,070 Common Shares and 75,000 Common Share Purchase Warrants remain available for resale hereunder.

     The outstanding Common Shares of the Company are listed on The Toronto Stock Exchange (the "TSE") under the trading symbol "DNR" and on the Nasdaq National Market System ("NASDAQ") under the symbol "DENRF". The closing price of the Common Shares on the TSE and NASDAQ (as reported by such exchange) on April 24, 1997, was Cdn. $18.85 and U.S. $13.50, respectively. The Company has applied for listing on the New York Stock Exchange with trading expected to commence on May 8, 1997 under the trading symbol "DNR", at which time the Company will suspend trading on NASDAQ.

     Investment in the Common Shares or the Common Share Purchase Warrants should be considered speculative. See "Risk Factors" on Page 5 of this Prospectus for a discussion of certain factors that should be considered in evaluating an investment in these securities.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April __, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 5th Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. In addition, such materials filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The Company's Common Shares will be traded on the NASDAQ National Market System through at least May 7, 1997 and such reports, proxy statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company's Common Shares are expected to commence trading on the New York Stock Exchange on May 8, 1997 and thereafter, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

     The Company has filed with the SEC a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain exhibits and schedules and certain other information which is part of the Registration Statement and which have been omitted from this Prospectus as permitted by the rules and regulations of the SEC. Statements contained herein concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such contracts, agreements or documents and are qualified in their entirety by reference to each such exhibit. The Registration Statement and the exhibits and schedules forming a part thereof can be obtained from the SEC.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents which have been filed with the Commission are incorporated herein by reference: The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the description of the Common Shares contained in the Company's final prospectus dated October 24, 1996, filed as part of the Company's Form S-1 Registration Statement No. 33-12005.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Shares to be made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge a copy of any document or part thereof incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information the Registration Statement incorporates), upon written or oral request. Requests should be directed to Phil Rykhoek, Chief Financial Officer and Corporate Secretary, Denbury Resources Inc., 17304 Preston Road, Suite 200, Dallas Texas, 75252, (972)713-3000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety and should be read in conjunction with the detailed information appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors". All dollar amounts in this Prospectus, unless otherwise indicated, are expressed in United States dollars and all financial data is presented in accordance with generally accepted accounting principles in Canada. All share information contained in this Prospectus has been adjusted to reflect a one-for-two reverse split of the Common Shares, effective on October 10, 1996. The terms "Denbury" and the "Company" refer to Denbury Resources Inc., a Canadian corporation, and all references to the operations and assets of the Company include those of its wholly-owned subsidiaries. Certain terms used therein are defined in the Glossary included elsewhere in this Prospectus. The executive offices of the Company are located at 17304 Preston Road, Suite 200, Dallas, Texas 75252, and its telephone number is (972) 713-3000. The Company's Canadian office is located at 2550, 140 Fourth Avenue, S.W., Calgary, Alberta T2P 3N3, and the telephone number is (403) 266-1101.

                                   THE COMPANY

     Denbury is an independent energy company engaged in acquisition, development and exploration activities in the U.S. Gulf Coast region. Since 1993, after having disposed of its Canadian oil and natural gas properties, the Company has focused its operations primarily onshore in Louisiana and Mississippi. Over the last three years, the Company has achieved rapid growth in proved reserves, production and cash flow by concentrating on the acquisition of properties which it believes have significant upside potential and through the efficient development, enhancement and operation of those properties.

     For the three-year period ended December 31, 1996, the Company increased its proved reserves by 56% per annum, from 11.2 MMBOE at December 31, 1994 to
27.4 MMBOE. Over the same three-year period, the Company also increased its average daily production by 69% per annum, from 2,858 BOE/d to 8,167 BOE/d. For the three-year period ended December 31, 1996, Adjusted EBITDA grew at an annual rate of 120%, from $7.2 million to $34.9 million.

     As of December 31, 1996, the Company had proved reserves of 15.1 MMBbls and
74.1 Bcf. At such date, the PV10 Value was $316.1 million, of which $267.7 million was attributable to proved developed reserves. Denbury operates wells comprising approximately 68% of its PV10 Value. The twelve largest fields owned by the Company constitute approximately 80% of its estimated proved reserves and within these twelve fields, Denbury owns an average working interest of 84%.

                                  THE OFFERING

Common Shares Issued
and Outstanding:        20,118,796 Common Shares of the Company were outstanding
                        as of March 31, 1997. As of the same date, an additional
                        2,392,275 shares were issuable pursuant to outstanding subscriptions, warrants, options or other rights to purchase Common Shares.

Securities Offered for
Resale: 555,642 Common Shares owned by the Selling Shareholders resulting from exercise of the Special Warrants and 150,000 Common Shares issuable upon the exercise of 150,000 Common Share Purchase Warrants.

                        150,000 Common Share Purchase Warrants.

                        As of the date of this Prospectus, only 187,070 Common Shares, including 75,000 Common Shares issuable upon the exercise of the remaining 75,000 Common Share Purchase Warrants, remained available for resale.

Common Share Purchase
Warrants:               A total of 150,000 Common Share  Purchase  Warrants were
                        issued   effective  May  5,  1995,   to   Internationale
                        Nederlanden (U.S.) Capital Corporation ("INCC") which gives INCC the right to acquire one Common Share at any time until May 5, 2000, for a price of Cdn. $8.40. As of the date of this Prospectus, 75,000 of the Common Share
                        Purchase Warrants had been exercised.

Trading Market:         The Common  Shares are listed on NASDAQ under the symbol
                        "DENRF"  and on the  Toronto  Stock  Exchange  under the
                        symbol "DNR". The Company has applied for listing on The
                        New  York  Stock  Exchange  with  trading   expected  to
                        commence on May 8, 1997 under the trading symbol "DNR", at which time the Company will suspend trading on NASDAQ.

Risk Factors:           An  investment  in the Common  Shares  involves  certain
                        risks. See "Risk Factors."

                                  RISK FACTORS

     In addition to other information set forth elsewhere in this Prospectus, the following factors relating to the Company should be considered when evaluating an investment in the Common Shares and Common Share Purchase Warrants offered hereby.

Price Fluctuations and Markets

     The Company's revenue, profitability and future rate of growth are substantially dependent upon the price of, and demand for, oil, natural gas and natural gas liquids. Historically the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental relations and taxes, the price and availability of alternative fuels, political conditions in the Middle East and other petroleum producing areas, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of the Company's oil and natural gas that can be produced economically and could, therefore, have a material adverse effect on the Company's financial condition, results of operations and reserves. In an effort to minimize the effect of price volatility, the Company has in the past entered into hedging arrangements from time to time. The Company did not have any financial hedging contracts in place as of the date of this Prospectus, although it may have such contracts in the future.

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines or trucking and terminal facilities. Wells may be temporarily shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

Need to Replace Reserves

     The Company's future success depends on its ability to find, develop or acquire additional oil and natural gas reserves that are recoverable on an attractive economic basis. Unless the Company successfully replaces the reserves that it produces (through development, exploration or acquisitions), the Company's proved reserves will decline. Furthermore, approximately 49% of the Company's proved developed reserves at December 31, 1996 are located in the lower Gulf Coast geosyncline in southern Louisiana which is characterized by relatively rapid decline rates. Approximately 55% of the Company's total proved reserves at December 31, 1996 were either proved undeveloped or proved developed non-producing. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no assurance that the Company will continue to be successful in its effort to develop or replace its proved reserves.

Drilling and Operating Risks

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

     The Company's operations are subject to all of the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, blow-outs, the release of contaminants into the environment, cratering and fires, all of which could result in personal injuries, loss of life, damage to property of the Company and others, and the imposition of fines and penalties pursuant to environmental legislation. The Company is not fully insured against all of these risks, nor are all such risks insurable. Although the Company maintains liability insurance in an amount which it considers adequate, the nature of these risks is such that liabilities could exceed policy limits, or as in the case of environmental fines and penalties, be uninsurable, in which event the Company could incur significant costs that could have a material adverse effect upon its financial condition. The Company believes that it has proper procedures in place and that its operating staff carries out their work in a manner designed to mitigate these risks.

     The Company has focused its oil and natural gas operations in certain key areas and currently receives approximately 80% of its production from 12 fields. Any interruption to these key areas could materially adversely affect the operations of the Company. In the majority of the Company's Mississippi fields, significant amounts of saltwater are produced which require disposal. Currently, the Company is able to dispose of such saltwater economically, but should it be unable to do so in the future, production from these fields would become uneconomical.

Uncertainty of Estimates of Oil and Natural Gas Reserves

     Estimates of the Company's proved developed oil and natural gas reserves and future net revenues therefrom are based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable thereto based on the same data. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. The Company's reserves are primarily water-drive reservoirs which can increase the uncertainty of the estimates that have been prepared. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in revisions to such estimates. The estimates of future net revenues reflect oil and natural gas prices as of the date of estimation, without escalation. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the Company.

Acquisition Risks

     The Company's rapid growth in recent years has been attributable in significant part to acquisitions of producing properties. The Company expects to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms management considers favorable to the Company. There can be no assurance that suitable acquisition candidates will be identified in the future, nor that they will be integrated successfully into the Company's operations or successful in achieving desired profitability objectives. In addition, the Company competes against other companies for acquisitions, and there can be no assurance that the Company will be successful in the acquisition of any material property interests.

     The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Nonetheless, the resulting assessments are necessarily inexact and their accuracy inherently uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

     Additionally, significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than existing properties. While it is the Company's current intent to concentrate on acquiring producing properties with development and exploration potential located in the Gulf Coast region, there is no assurance that the Company will not pursue acquisitions or properties located in other geographic regions.

Substantial Capital Requirements

     In the future, the Company will require additional funds to develop, maintain and acquire additional interests in existing or newly-acquired properties. During the last three years, the Company's capital expenditures have averaged five times more than its cash flow from operations (exclusive of the changes in non-cash working capital balances). Historically, the Company has funded these expenditures principally through debt and equity. As of March 31, 1997, the Company had a $60.0 million borrowing base on its Credit Facility, $59.3 million of which was available. The borrowing base on this facility will be redetermined semi-annually by the lender in its sole discretion and there can be no assurance the borrowing base will be maintained at its present level.

     Although the Company carefully monitors its capital requirements and plans its expenditures accordingly, and believes that it will be able to meet all of its obligations in the future, there can be no assurance that additional capital will always be available to the Company in the future or that it will be available on terms that are acceptable to the Company. Should outside capital resources be limited, the rate of Company growth would substantially decline, and there can also be no assurance that the Company would be able to continue to increase its oil and natural gas production or oil and natural gas reserves. Numerous factors affect the cost and availability of capital, including market conditions, the Company's results of operations and the rate of the Company's drilling successes.

Controlling Shareholder

     In December 1995, the Company completed a $40.0 million private placement of securities to partnerships affiliated with the Texas Pacific Group ("TPG") consisting of convertible preferred shares, Common Shares and warrants (the "TPG Placement"). The convertible preferred shares were converted into approximately
2.8 million Common Shares in October, 1996. TPG also bought an additional 800,000 Common Shares directly from the Company in October 1996 as part of a public offering. As of the date of this prospectus, TPG is the beneficial owner of approximately 41% of the Common Shares outstanding. TPG is entitled to nominate a minimum of three of seven representatives to the Company's Board of Directors as long as TPG maintains certain ownership levels. The current Board of Directors has six members of which three members were nominated by TPG. In addition, certain transactions, including changes to the number of board members, amendments to the Company's Articles of Continuance, certain issuances of debt, certain acquisitions and dispositions, and most issuances of equity, require the two-thirds majority of the Board of Directors, which cannot be obtained without the approval of at least one TPG representative. Additionally, TPG has the right, but not the obligation to maintain its pro rata ownership interest in the equity securities of the Company in the event the Company issues any additional equity securities or securities convertible into Common Shares of the Company by purchasing additional shares on the same terms and conditions. However, this right expires should TPG's ownership interest fall below 20%.

Shares Eligible for Future Sale

     The Company had 20,118,796 Common Shares outstanding as of March 31, 1997. As of such date, TPG had beneficial ownership of 8,408,038 Common Shares of which 7,608,038 Common Shares are "restricted" securities within the meaning of the Securities Act as a result of the issuance thereof in a private transaction. The Company believes that such "restricted" Common Shares are eligible for sale on the open market from time to time under Rule 144.

     In addition, the Company has granted certain registration rights to TPG. After December 21, 1997 and until December 21, 2000, TPG has the right, subject to certain conditions, to demand that its stock be registered under the Securities Act on one occasion. TPG also has "piggyback" registration rights and, subject to certain conditions, may participate in a future registration by the Company of Common Shares (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Shares) under the Securities Act.

     The sale of a substantial number of Common Shares or the availability of a substantial number of shares for sale may adversely affect the market price of the Common Shares and could impair the Company's ability to raise additional capital through the sale of its equity securities.

Dependence on Key Personnel

     The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its board of directors and its senior management, particularly Gareth Roberts, its Chief Executive Officer and President. The Company does not have any employment agreements and does not maintain any key man life insurance. The loss of the services from any of its key personnel could have a material adverse effect on the Company's results of operations. The success of the Company will also depend, in part, upon the Company's ability to find, hire and retain additional key management personnel who are also being sought by other businesses. The inability to find, hire and retain such personnel could have a material adverse effect upon the Company's results of operations.

Competition

     The Company operates in a highly competitive environment. The Company competes with major integrated and independent energy companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

Governmental and Environmental Regulation

     The production of oil and natural gas is subject to regulation under a wide range of United States federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling, reworking and recompletion operations, drilling bonds and reports concerning operations. Most states in which the Company owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations in light of the persistent oversupply and low prices for oil and natural gas production. These regulations may limit the rate at which oil and natural gas could otherwise be produced from the Company's properties. Some states have also enacted statutes prescribing ceiling prices for natural gas sold within the state.

     Various federal, state and local laws and regulations relating to the protection of the environment may affect the Company's operations and costs. In particular, the Company's production operations, its salt water disposal operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation. The majority of the Company's Louisiana activity is conducted in a marsh environment where environmental regulations are somewhat greater. Although compliance with these regulations increases the cost of Company operations, such compliance has not had a material effect on the Company's capital expenditures, earnings or competitive position. Environmental regulations have historically been subject to frequent change by regulatory authorities and the Company is unable to predict the ongoing cost of complying with these laws and regulations or the future impact of such regulations on its operations. A significant discharge of hydrocarbons into the environment could, to the extent such event is not insured, subject the Company to substantial expense.

Authorization and Discretionary Issuance of Preferred Shares; Anti-Takeover Provisions

     The Company's Articles of Continuance authorize the future issuance of an unlimited number of First Preferred Shares and Second Preferred Shares (collectively, the "Preferred Shares"), with such designations, rights, privileges, restrictions and conditions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Shares with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of the Company's Common Shares. In the event of issuance, the Preferred Shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Such actions could have the effect of discouraging bids for the Company, thereby preventing shareholders from receiving the maximum value for their shares. Although the Company has no present intention to issue any additional Preferred Shares, there can be no assurance that the Company will not do so in the future.

     The Investment Canada Act includes provisions that are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts. These existing anti-takeover provisions may have a significant effect on the ability of a shareholder to benefit from certain kinds of transactions that may be opposed by the incumbent Board of Directors.

No Dividends

     During the last five fiscal years, the Company has not paid any dividends on its outstanding Common Shares, nor does the Company intend to do so. In addition, the Company is restricted from doing so under its Credit Facility. The Company currently intends to retain its cash for the continued expansion of its business, including exploration, development and acquisition activities.

Forward-Looking Information

     All statements other than statements of historical fact contained in this Prospectus are forward-looking statements. Forward-looking statements in this Prospectus generally are accompanied by words such as "anticipate," "believe," "estimate," "project" or "expect" or similar statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include the aforementioned risks described under "Risk Factors," such as the fluctuations of the prices received or demand for the Company's oil and natural gas, the uncertainty of drilling results and reserve estimates, operating hazards, acquisition risks, requirements for capital, general economic conditions, the competition from other exploration, development and production companies and the effects of governmental and environmental regulation. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                            DESCRIPTION OF SECURITIES

General

     The authorized share capital of Denbury consists of an unlimited number of Common Shares, of which 20,118,796 were issued and outstanding as of March 31, 1997, and two classes of preferred shares, unlimited in number and issuable in series. In addition to the issued and outstanding Common Shares, options to purchase Common Shares and other forms of convertible securities for Common Shares are outstanding.

     There are no limitations imposed by Canadian legislation or regulations or by the Articles of Continuance or By-laws of the Company on the right of holders of either the Common Shares or the Common Share Purchase Warrants who are not residents of Canada to hold or vote the Common Shares or to hold the Common Share Purchase Warrants.

     The following is a general description of the material rights, privileges, restrictions and conditions attaching to the securities being offered hereby.

Common Shares

     The holders of the Common Shares are entitled to one vote for each Common Share held at all meetings of shareholders of the Company, other than meetings of the holders of any other class of shares meeting as a class or the holders of one or more series of any class of shares meeting as a series; are entitled to any dividends that may be declared by the board of directors thereon; and in the event of liquidation, dissolution or winding-up of the Company, are entitled, subject to the rights of the holders of shares ranking prior to the Common Shares, to share rateably in such assets of the Company as are available for distribution. The holders of Common Shares have no preemptive rights. TPG was granted certain demand and "piggyback" registration rights and preemptive rights in connection with the TPG Placement.

Common Share Purchase Warrants

     A total of 150,000 $8.40 Common Share Purchase Warrants are being registered hereby. Each Common Share Purchase Warrant entitles the holder to purchase one Common Share at a price of Cdn. $8.40 per share, subject to adjustment in certain circumstances, during the period that commenced on May 5, 1995, and which ends on May 5, 2000. As of March 31, 1997, there were 75,000 Common Share Purchase Warrants outstanding with these terms. In addition, there are 625,000 Common Share Purchase Warrants outstanding entitling the holder to purchase Common Shares at a price of U.S. $7.40 per share, subject to adjustment in certain circumstances, during the period that commenced on December 21, 1995 and which ends on December 21, 1999. The $8.40 Common Share Purchase Warrants are being registered hereby in accordance with a Registration Rights Agreement between the Company and Internationale Nederlanden (U.S.) Capital Corporation which required the Company to maintain a continuously effective registration statement for a two-year period.

     The exercise price and number of Common Shares issuable on exercise of the $8.40 Common Share Purchase Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend or other distribution to all shareholders of assets or debt instruments of the Company, recapitalization, reorganization, merger or consolidation of the Company. Additionally, such adjustments shall be made upon the issuance of rights, options or warrants to all or substantially all of the holders of outstanding Common Shares entitling them to purchase Common Shares at a price per share that is less than 92.5% of the Current Market Prices (as defined in the $8.40 Common Share Purchase Warrant Certificate).

                          SELLING SECURITY HOLDERS AND
                              PLAN OF DISTRIBUTION

     In April 1995, the Company privately offered and sold to investors in the United States and Canada (collectively, the "Selling Shareholders"), consisting of certain institutional investors and one individual, 614,142 Special Warrants to purchase Common Shares of the Company. During May 1995, the Company also issued 150,000 Common Share Purchase Warrants to Internationale Nederlanden (U.S.) Capital Corporation (INCC). Each of the Special Warrants were, and the Common Share Purchase Warrants may be, exchanged for one Common Share for each warrant. In both cases, the Company agreed to file with the Securities and Exchange Commission a Registration Statement covering resales of the Common Shares and, in the case of the Common Share Purchase Warrants, covering resales of the Common Share Purchase Warrants themselves. No Selling Shareholder has had a position, office or other material relationship with the Company or any of its affiliates within the three years preceding the date of this Prospectus, except that INCC, as part of the transaction whereby it became a security holder, extended a $22,000,000 credit facility to Denbury Management, and contemporaneously therewith, entered into an oil swap contract with Denbury Management for varying amounts of oil per month at $18.83. As of the date of this Prospectus, INCC was one of three banks that is a party to the Company's bank credit agreement. The Company did not have any type of hedging contracts in place as of the date of this Prospectus. None of the Selling Shareholders owned any Common Shares or warrants prior to the April and May 1995 purchases. Assuming each Selling Shareholder sells all the Common Shares and/or the Common Share Purchase Warrants to be offered for its account pursuant hereto and acquires no additional Common Shares or warrants, none of the Selling Shareholders, except for Roytor & Co. as indicated below, will own any Common Shares after completion of the resale.

     The following table sets forth information, as of the date hereof, regarding the Selling Shareholders, the number of securities to be offered for the account of each and the type of securities owned.

                         Amount and Type to be        Amount and % of
                          Offered for Selling           Class to be
                         Shareholders' Account       Owned After Resale
Lester F. Alexander            540 Common                   -0-
Frank Bracken                  915 Common                   -0-
Janet F. Clark                 810 Common                   -0-
Richard Funchess               203 Common                   -0-
Mathew P. LeCorgne             810 Common                   -0-
G. Walter Lowenbaum            332 Common                   -0-
Stephen A. Neal              2,077 Common                   -0-
Roytor & Co.               106,383 Common                 71,950 *
Internationale              75,000 Common                   -0-
  Nederlanden (U.S.)               Purchase
  Capital Corporation              Warrants and/or
                                   Common Shares

* Represents less than 1% of the
outstanding Common Shares

     All or a portion of the Common Shares or Common Share Purchase Warrants may be sold from time to time (i) on any exchange on which the Company is listed at prevailing market prices, (ii) otherwise than on any exchange on which the Company is listed at prevailing market prices or negotiated prices, (iii) in block transactions, ordinary brokerage transactions, sales-to-broker dealers acting as principals or otherwise, (iv) in underwritten transactions, or (v) by a combination of the foregoing methods of sale. The Company will receive no portions of the proceeds of any sales of Common Shares or Common Share Purchase Warrants by the Selling Shareholders, but will bear all expenses of registering the Common Shares under the Securities Act of 1933, as amended.

     No underwriter has been engaged by the Company to participate in the resale of the Common Shares or Common Share Purchase Warrants, although the Selling Shareholders may, at their discretion, engage an underwriter. The Selling Shareholders will bear all commissions and other fees payable to brokers and dealers and all taxes payable in connection with resales of the Common Shares or Common Share Purchase Warrants.

                                  LEGAL MATTERS

     The legality of the Common Shares offered hereby have been passed upon for the Company by Burnet, Duckworth & Palmer, Calgary, Alberta.

                                     EXPERTS

     The consolidated financial statements and schedule, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 1996, have been audited by Deloitte & Touche, Chartered Accountants, Calgary, Alberta, Canada, as stated in their reports appearing therein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY


     The terms defined in this section are used throughout this Prospectus.

     Adjusted EBITDA. Adjusted EBITDA represents earnings before interest income, interest expense, income taxes, depletion and depreciation, gain on sale of oil and gas properties, imputed preferred dividends and losses on early extinguishment of debt.

     Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bbls/d. Barrels of oil produced per day.

     Bcf. One billion cubic feet of natural gas.

     BOE. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

     BOE/d. BOEs produced per day.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Cdn. Canadian.

     Mcf. One thousand cubic feet of natural gas.

     Mcf/d. One thousand cubic of natural gas produced per day.

     MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

     MMBOE. One million BOEs.

     PV10 Value. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10% in accordance with the guidelines of the SEC.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.

                             --------------------


                              TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION......................................................  2
INFORMATION INCORPORATED BY REFERENCE......................................  2
PROSPECTUS SUMMARY.........................................................  3
THE COMPANY................................................................  3
THE OFFERING...............................................................  3
RISK FACTORS...............................................................  5
DESCRIPTION OF SECURITIES.................................................. 10
SELLING SECURITY HOLDERS................................................... 11
LEGAL MATTERS.............................................................. 12
EXPERTS.................................................................... 12
GLOSSARY................................................................... 13

                                     705,642
                                  Common Shares



                              150,000 Common Share
                                Purchase Warrants








                                   PROSPECTUS


                                [GRAPHIC OMITTED]












                                 April __, 1997

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The estimated  expenses in connection with the issuance and distribution of
the  securities  being  registered  (other  than   underwriting   discounts  and
commissions) are set forth in the following itemized table:

SEC Registration Fee......................................... $    1,611
NASDAQ System Listing Fee....................................     50,000
Transfer Agent's Fees........................................      3,000
Accounting Fees..............................................     45,000
Legal Fees...................................................    100,000
Engineering Fees.............................................     15,000
Printing.....................................................      1,200
Miscellaneous................................................      5,000
                                                              ----------
   Total..................................................... $  220,811
                                                              ==========




Item 15.    Indemnification of Directors and Officers

     Section 124(1) of the Canada Business Corporations Act ("CBCA") provides that, except in respect of an action by or on behalf of a corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

    (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

    (b) in a case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     Section 124(2) of the CBCA provides that even if such a person is named in an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify such a person with court approval if such person meets the standards set forth in Section 124(1). Additionally, a person named in Section 124(1) is entitled to indemnity from the corporation if the person seeking indemnity:

    (a) was substantially successful on the merits in his defense of the action or proceeding; and

    (b) fulfills the conditions set forth above.

     Section 5.02 of the Company's Bylaws contains the same standards set forth in Section 124(1), but makes indemnification in such circumstances mandatory by the Company.

     In addition to the above provisions, the Company has also entered into an indemnity agreement with its officers and directors, which, subject to the CBCA, sets forth the procedures by which a person may seek indemnity and clarifies the situations in which a person may be entitled to indemnity by the Company.

     The Corporation also maintains directors and officers insurance covering each of its officers and directors. The insurance provides up to $10 million of coverage for the officers and directors with deductibles ranging from zero to $350,000, depending on the type of claim, and $10 million coverage for the Corporation with a 25% co-insurance provision. The Corporation has paid for 100% of the cost of this insurance.

Item 16. Exhibits

     Exhibits.The following exhibits are filed as part of this report.


Exhibit No.    Exhibit
     4(a)      "Common  Shares" section of Schedule "A" to Articles of Amendment of Newscope Resources Limited dated December 13, 1990, exhibited in full at 3(a) (incorporated by reference as Exhibit 4(a) of the Registrant's Registration Statement on Form F-1 dated August 25,
               1995).

     4(b) Section 1.05 of General By-Law No. 1, exhibited in full at 3(b) (incorporated by reference as Exhibit 4(b) of the Registrant's Registration Statement on Form F-1 dated August 25, 1995).

     4(c) Pages 8-14 of General By-Law No. 1, exhibited in full at 3(b) (incorporated by reference as Exhibit 4(c) of the Registrant's Registration Statement on Form F-1 dated August 25, 1995).

     5 Opinion of Burnett, Duckworth & Palmer (incorporated by reference as Exhibit 5 of the Registrant's Registration Statement on Form F-1 dated August 25, 1996).

     23(a)*    Consent of Deloitte & Touche.

* Filed herewith.


Item 17.    Undertakings

     The undersigned registrant hereby undertakes:

                    (1) To file,  during any period in which offers or sales are
            being  made,  a  post-effective   amendment  to  this   registration
            statement;

                         (i) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Denbury Resources Inc., the Registrant, has duly caused this Post-Effective Amendment No.3 to Registration Statement No. 33-93722 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the 25th day of April, 1997.


                                                  DENBURY RESOURCES INC.
                                              By:    /s/ Phil Rykhoek
                                             --------------------------------
                                                       Phil Rykhoek
                                                 Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.


 Signatures                           Title                            Date
                        President and Chief Executive Officer,
 /s/ Gareth Roberts     Director and Authorized-Representative   April 25, 1997
----------------------  (Principal Executive Officer)
Gareth Roberts

                        Chief Financial Officer and Secretary
 /s/ Phil Rykhoek       (Principal Financial and                 April 25, 1997
----------------------   Accounting Officer)
Phil Rykhoek


 /s/ Ronald G. Greene   Chairman of the Board and Director       April 25, 1997
----------------------
Ronald G. Greene


 /s/ Wieland Wettstein  Director                                 April 25, 1997
----------------------
Wieland Wettstein


 /s/ David M. Stanton   Director                                 April 25, 1997
----------------------
David M. Stanton





 By:   /s/ Phil Rykhoek
    -----------------------------
    Phil Rykhoek
    Attorney-in-Fact   pursuant  to
    power of attorney  contained in
    Post-Effective  Amendment No. 1
    to Form F-1 on Form S-1 of this
    Registration Statement